Exhibit 99.1

News Release
Weatherford Elects Three New Members to Board of Directors
and Expands Board to Ten Directors
GENEVA, SWITZERLAND, June 23, 2010 — Weatherford International Ltd. (NYSE: WFT) announced today that shareholders elected three new directors at the company’s annual shareholder meeting: Dr. Samuel W. Bodman, III; Dr. Guillermo Ortiz; and Sir Emyr Jones Parry. Their appointments are effective today and mark the first time the company has added new directors since 2004. As a result of the election, the board of directors has been expanded to include ten members.
The three newly elected individuals bring with them extensive business experience, industry knowledge and public service, as well as a seasoned global business perspective.
Dr. Bodman served as the United States Secretary of Energy from January 2005 to January 2009, the Deputy Secretary of the Treasury from February 2004 to January 2005 and the Deputy Secretary of Commerce from June 2001 to February 2004. Prior to this time, Dr. Bodman was Chairman, Chief Executive Officer and a Director of Cabot Corporation, a global producer of specialty chemicals and materials. Dr. Bodman received a B.S. in Chemical Engineering from Cornell University and Sc.D. from the Massachusetts Institute of Technology.
Dr. Ortiz served as Governor of the Central Bank of Mexico from 1998 to 2009 and as Chairman of the Board of the Bank for International Settlements in 2009. He previously served as Secretary of Finance and Public Credit in Mexico from 1994 to 1998 and was also Executive Director at the International Monetary Fund. Dr. Ortiz holds a B.A. in Economics from the National Autonomous University of Mexico and both a M.Sc. and Ph.D. in Economics from Stanford University.
Sir Emyr has been the President of the University of Aberystwyth, located in Wales, since 2008, Chairman of the All Wales Convention, a body established by the Welsh Assembly Government to review Wales’ constitutional arrangements, since 2007, Chairman of the Advisory Council of the Open University Business School since 2008, and Chairman of Redress, a human rights organization. Sir Emyr previously held numerous international diplomatic positions with the UK Foreign Office, including UK Permanent Representative to the United Nations from 2003 to 2007 and UK Ambassador to NATO from 2001 to 2003, after specializing in European Union affairs, including energy policy. Sir Emyr received a B.S. in Theoretical Physics from the University of Cardiff and a Ph.D. in Polymer Physics from the University of Cambridge.

Also re-elected to the board were Dr. Bernard J. Duroc-Danner, Nicholas F. Brady, David J. Butters, William E. Macaulay, Robert B. Millard, Robert K. Moses and the Honorable Robert A. Rayne.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 52,000 people worldwide.
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Contacts:	Andrew P. Becnel Chief Financial Officer	+41.22.816.1502
	Karen David-Green Vice President — Investor Relations	+1.713.693.2530